EXHIBIT 10.2

Binding Term Sheet
Priority Technology Holdings, Inc. and
Blue Torch Finance, LLC

May 23, 2023

Ladies & Gentleman:
    This binding term sheet (the “Term Sheet”) summarizes certain key terms and conditions pursuant to which Plastiq, Powered by Priority, LLC, a Delaware limited liability company, as may be replaced solely in accordance with the terms of the Asset Purchase Agreement (as defined below) “Buyer”, an indirect subsidiary of Priority Technology Holdings, Inc. (“Priority”), intends to issue preferred units of Buyer to Blue Torch Finance, LLC, a Delaware limited liability company (“Blue Torch”), in exchange for Blue Torch releasing its liens on the collateral securing the obligations owed to Blue Torch and constituting the Purchased Assets, as defined in the Asset Purchase Agreement, and Blue Torch waiving any claims, as such liens and/or claims remain after Blue Torch receives from Buyer the cash payment pursuant to the Asset Purchase Agreement and in accordance with the bankruptcy court’s sales order approving the same (the “Cash Payment”), under (i) that certain Financing Agreement, dated November 14, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Financing Agreement”), by and among Plastiq, Inc. (“Plastiq”) and each of its subsidiaries listed as “Borrowers” and/or “Guarantors” thereunder, the lenders from time to time party thereto and Blue Torch, as Collateral Agent for the lenders and Administrative Agent and (ii) that certain Debtor-In-Possession Credit Agreement to be entered into between the Plastiq and Blue Torch (the “DIP Agreement”) (the “Exchange”). The Exchange is intended to occur concurrently with the close of the transactions contemplated by that certain Asset Purchase Agreement, by and between Buyer, Plastiq and such other selling subsidiaries of Plastiq named therein (the “Sellers”), to be dated on or around May 22, 2023 (the “Asset Purchase Agreement”). The parties acknowledge that this Term Sheet does not encompass all the matters or provisions to be included in a definitive, binding exchange agreement (the “Exchange Agreement”) that is yet to be negotiated; provided, that the Exchange Agreement or the LLC Agreement (as defined below), as applicable, shall contain such rights, powers, preferences and privileges consistent with the terms set forth in this Term Sheet. Capitalized terms not otherwise defined herein shall have such meanings as ascribed to them in the Asset Purchase Agreement.

1.Structure. The Exchange will be structured as a release of all liens on the collateral securing the obligations owed by Borrowers to Blue Torch and constituting the Purchased Assets, as defined in the Asset Purchase Agreement, and waiver of the remaining claims under the Financing Agreement and the DIP Agreement after receipt of the Cash Payment in exchange for preferred units of Buyer (the “Preferred Units”), with such rights, powers, preferences and privileges as provided in this Term Sheet and in Buyer’s amended and restated limited liability company agreement (the “LLC Agreement”). The number of Preferred Units Blue Torch will receive in the Exchange will be dependent on the amount of debt remaining as: (i) “Obligations” secured by “Collateral” (each as defined under the Financing Agreement) (the “Secured Obligations”) and (ii) “DIP Obligations” (as defined in the order approving the DIP Agreement) (the “DIP Obligations”), after application of the Cash Payment, and calculated as follows:

The sum of (i) Secured Obligations (which amount is estimated to be $43.3 million as of May 22, 2023 and which shall not be increased by any interest that accrues following the filing of the Chapter 11 Cases, or otherwise), less (ii) the Cash Payment (solely to the extent paid to Blue Torch), plus (iii) the DIP Obligations not to exceed $7.38 million.

The sum of the foregoing, the “Remaining Secured Debt.” The Buyer will issue one (1) Preferred Unit for every $1,000 of Remaining Secured Debt.

2.Issuance. At the closing of the Exchange (the “Closing”), Buyer will issue to Blue Torch the number of Preferred Units determined in accordance with the ratio provided in Section 1. Blue Torch shall own no other equity interests in Buyer or hold any other claims against Buyer or any of its affiliates at Closing other than any claim that may arise in connection with Blue Torch’s ownership of the Preferred Units.

EXHIBIT 10.2
3.Capital Contribution. Blue Torch’s capital contribution in the Preferred Units shall equal the total amount of Remaining Secured Debt at the time of the Exchange.

4.Distribution. Except as otherwise limited by the Buyer’s governing documents or applicable law, Buyer will make quarterly cash distributions to Blue Torch equal to 75% of Buyer’s quarterly free cash flow until Blue Torch’s capital contribution is reduced to zero. For purposes of this Term Sheet, “free cash flow” means (i) the gross cash receipts of the Buyer resulting from the operations of the Buyer, less (ii) the portion of gross cash receipts used to pay, or establish reserves for, all operating expenses (including shared services expenses), capitalized and other cash expenditures, working capital, debt service payments and other liabilities and contingencies of the Buyer. Blue Torch expressly reserves on the final definition of “free cash flow” under the LLC Agreement; provided that Blue Torch’s approval of such final definition shall not be unreasonably withheld.

5.Board Representation. Blue Torch will have the right to one (1) observer seat on the board of managers of Buyer (the “Observer”). The individual designated as the Observer will be subject to the approval of Priority, which such approval shall not be unreasonably withheld. The Observer shall not have any right to vote on or participate in any matter presented to the board of managers of Buyer or any committee thereof. The Observer shall be entitled to the same compensation as the other members of the board of managers of Buyer. In addition, the Observer shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending the meetings of the board of managers of Buyer or any committees thereof.

6.Repurchase Right. Buyer shall have the right to repurchase all or a portion of the Preferred Units in the amount of any then-unreturned capital contribution. For the avoidance of doubt, once the capital contribution has been reduced to zero, Buyer may acquire the Preferred Units for no additional consideration.

7.Redemption Right. Solely upon a change of control of Buyer or any parent company of Buyer, Blue Torch shall have the right to demand Buyer repurchase all of its Preferred Units in the amount of any then-unreturned capital contribution. Blue Torch shall have no other right to demand that Buyer redeem its Preferred Units. For the avoidance of doubt, the LLC Agreement shall include pro rata redemption rights for all equityholders of Buyer, to the extent Buyer offers to redeem any units (other than redemptions from employees or consultants on termination of service), and nothing in this Section 7 is intended to restrict or otherwise limit such rights.

8.Right of First Offer. At any point while the unreturned capital contribution on the Preferred Units is greater than zero and Priority determines that it wishes to sell Buyer, Buyer shall provide Blue Torch with notice of its intent to sell Buyer and Blue Torch shall have the right of first offer for ten (10) business days from the date of such notice to purchase Buyer and use the amount of its unreturned capital contribution on the Preferred Units as a credit toward the purchase price.

9.Minority Protections. The parties have agreed that, in addition to the binding rights provided elsewhere in this Term Sheet, for so long as Blue Torch owns any Preferred Units, the LLC Agreement shall include the minority protections described in Exhibit A attached hereto with such changes as to fully describe such matters in the LLC Agreement.

10.Expense Reimbursement and Breakup Fee. The parties recognize that, under the current form of bidding procedures proposed in the Chapter 11 Cases, Blue Torch is designated as a Qualified Bidder and will have the right to submit a credit bid to acquire the assets of Plastiq. Consequently, Blue Torch hereby agrees that if Blue Torch submits a Qualified Bid that proposes to credit bid all or a portion of its secured claim under the Financing Agreement or the DIP Agreement, Blue Torch shall deposit funds in escrow with the Sellers for the benefit of Buyer equal to (a) if the Qualified Bid occurs prior to the date the parties have agreed to the form of LLC Agreement, the Expense Reimbursement, or (b) if the Qualified Bid occurs after the date the parties have agreed to the form of LLC Agreement, the Expense Reimbursement and the Breakup Fee, which such applicable amount shall be paid to Buyer if the Blue Torch bid is selected as the winning bid and approved by the Bankruptcy Court upon consummation of such sale; provided, however, that with respect to Section 10(a), if the failure to agree to the form of the LLC Agreement is due to Blue Torch’s unreasonable refusal to agree on reasonable terms in the LLC Agreement, than Blue Torch shall deposit and Buyer shall be paid, in accordance with this Section 10, the Expense Reimbursement and the Breakup Fee.

EXHIBIT 10.2
11.Exchange Agreement. The Exchange Agreement will include the terms summarized in this Term Sheet and such other representations, warranties, covenants and conditions of the parties as are customary in similar transactions of this nature and size. The form and content of the Exchange Agreement must be satisfactory to Buyer, Priority and Blue Torch and shall include attached a copy of the LLC Agreement (in form satisfactory to Buyer, Priority and Blue Torch).

12.Conditions. The parties’ obligation to consummate the transaction as contemplated in the Term Sheet will be subject to and is conditioned upon customary conditions, including, without limitation, each of the following and any additional conditions contained in the Exchange Agreement:

a.The negotiation, preparation and execution of a definitive Exchange Agreement and related ancillary agreements among Buyer and Blue Torch, including the LLC Agreement and Blue Torch’s joinder thereto.

b.The consummation of the transaction contemplated by the Asset Purchase Agreement, including the issuance of such orders of the bankruptcy court as contemplated by the Asset Purchase Agreement.

13.Expenses. Each party shall bear its own expenses in connection with the Exchange and with the negotiation, execution and delivery of this Term Sheet regardless of whether a definitive Exchange Agreement is executed.

14.Termination. This Term Sheet will automatically terminate and be of no further force and effect upon the earlier of (a) the mutual written agreement of the parties hereto and (b) execution of the Exchange Agreement by Buyer and Blue Torch. Notwithstanding anything in the previous sentence, Sections 13, 14, 15 and 16 shall survive the termination of this Term Sheet, and the termination of this Term Sheet shall not affect any rights any party has with respect to the breach of this Term Sheet by another party prior to such termination.

15.Governing Law. This Term Sheet shall be governed by and construed in accordance with internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

16.Brokers. Each party agrees to indemnify the others from any and all liabilities to any person claiming brokerage commissions or finders’ fees, or rights to similar compensation, on account of service rendered or purportedly rendered for or on behalf of the indemnifying party in connection with this Term Sheet or the Exchange or the transactions contemplated by the Asset Purchase Agreement.

17.Effect. This Term Sheet is intended to create legally binding and enforceable obligations of the parties to negotiate in good faith the Exchange Agreement and the LLC Agreement consistent with the terms and conditions set forth in this Term Sheet.

18.Miscellaneous. This Term Sheet may be executed in one or more counterparts (including electronic scanned versions), each of which shall be deemed to be an original, but all of which together shall be considered one and the same agreement. The headings of the various sections of this Term Sheet have been inserted for reference only and shall not be deemed to be a part of this Term Sheet.

[Signature Page Follows]

EXHIBIT 10.2

If this Term Sheet is acceptable to you, please execute it in the space provided below and return it to Priority via email at tim.oleary@prth.com before 5:00 p.m., Eastern Time May 23, 2023, after which time, if not so executed and delivered, this Term Sheet will have no force or effect.

                        Sincerely,

                        PRIORITY TECHNOLOGY HOLDINGS, INC.

By: /s/ Thomas C. Priore
                        Name: Thomas C. Priore
                        Title: Chief Executive Officer

PLASTIQ, POWERED BY PRIORITY, LLC

By: /s/ Thomas C. Priore
                        Name: Thomas C. Priore
                        Title: Chief Executive Officer & President

AGREED TO AND ACCEPTED ON MAY 23, 2023:

BLUE TORCH FINANCE, LLC

By: /s/ Kevin Genda
Name: Kevin Genda
Title: Chief Executive Officer

EXHIBIT 10.2
Exhibit A

The following actions will require the prior consent of Blue Torch (in consultation with Buyer):
•Amendments to the charter of Buyer or the LLC Agreement that would have a material adverse effect or impact on the rights of the Preferred Units or Blue Torch;
•Increases to the number of authorized Preferred Units;
•Issuances of equity which are pari passu or senior to the Preferred Units;
•Payments of dividends or distributions not in accordance with the distribution provisions as described in the LLC Agreement;
•Changes to Buyer’s tax characterization;
•Buyer entering into agreements with affiliates of Buyer that are not at arms-length, such consent not to be unreasonably withheld;
•Buyer entering into any asset sale where less than 100% of the sale proceeds will be applied against the Preferred Units;
•Buyer entering into any asset sale to an affiliate entity (other than sales of non-core or de minimus assets up to $500,000);
•Maintenance as an unrestricted subsidiary;
•Buyer entering in a material way into new line(s) of business that are not similar to any existing business of Buyer; and
•Incurrence of indebtedness by Buyer (other than a working capital facility not to exceed $5 million).
To extent not covered by the approval rights above, Buyer will make the following affirmative and negative covenants:
•Affirmative covenants related to the following matters:
oDelivery of monthly, quarterly and annual financial statements (balance sheet, statement of operations and retained earnings), and annual budget and annual financial forecasts;
oNotice of any default or event of default under any indebtedness;
oCompliance with laws; payment of taxes;
oPreservation of existence;
oKeeping of records, books of accounts;
oMaintenance of properties and insurance; and
oObtaining of permits.

•Negative covenants related to the following matters:
oLimitations on liens and indebtedness (other than a working capital facility not to exceed $5 million);
oFundamental changes or dispositions with carve-out for similar businesses;
oChange in nature of business;
oLoans, advances or investments (other than a working capital facility not to exceed $5 million);
oLimitation on dividends or distributions;
oTransactions with affiliates.
Additionally, the LLC Agreement shall provide Blue Torch with the following rights for so long as Blue Torch owns any Preferred Units:
•Anti-dilution rights, including pro-rata pre-emptive rights and limitations on subsequent capital contributions without Blue Torch’s consent;
•Pro rata redemption rights if Buyer offers to redeem any units (other than redemptions from employees or consultants on termination of service);
•Transfer rights, including pro rata tag-along rights and permitted transfers to affiliates; and
•Customary post-IPO demand and piggyback registration rights.